SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.
                                   20549



                                 Form 8-K



          Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

               Date of Report      July 21, 1995





               Registrant;State of
Commission     Incorporation                   IRS Employer
File No.       Address and Telephone No.     Identification No.

1-9760         Atlantic Energy, Inc.              22-2871471
               P. O. Box 1264
               6801 Black Horse Pike
               Pleasantville, NJ   08232
               (609) 645-4500


1-3559         Atlantic City Electric Company     21-0398280
               (New Jersey)
               P.O. Box 1264
               6801 Black Horse Pike
               Pleasantville, NJ 08232
               (609) 645-4100


Item 5.   Other Events

          The following information updates certain matters previously reported to the Securities and Exchange Commission under item 1- Business of Part I of the Annual Report on Form 10-K for 1994, Part II of the Report on Form 10-Q for the quarter ended March 31, 1995 and Item 5 of the Current Report on Form 8-K dated June 15, 1995 of Atlantic Energy, Inc. and Atlantic City Electric Company (ACE).



Salem Station

          ACE is a 7.41% owner of the Salem Nuclear Generating Station (Salem). As previously reported, ACE was advised by Public Service Electric & Gas Company (PS), the operator of Salem that Salem Unit 1 and Unit 2 were taken out of service on May 16, 1995 and June 7, 1995, respectively, and that PS subsequently informed the Nuclear Regulatory Commission (NRC) that it had determined to keep the Salem units shut down pending review and resolution of certain equipment and management issues, and agreement by NRC that each unit is sufficiently prepared to restart. ACE was advised that on June 9, 1995, the NRC issued a Confirmatory Action Letter documenting these commitments by PS. As previously reported, ACE was advised that PS is engaged in a thorough assessment of equipment issues that have affected Salem's operation and the related management systems and will keep the units off line until it is satisfied that they are ready to return to service and operate reliably over the long term.

              ACE has been advised that while PS has not yet finalized its analysis and assessment activities, it currently estimates that Unit I will be ready to return to service in the first quarter of 1996 and Unit 2 during the second quarter of 1996, although no assurances can be given. ACE has been advised that during the outages, Unit 1 will undergo a previously scheduled refueling and Unit 2 will undergo a partial refueling which will allow PS to eliminate the full refueling for Unit 2 which had been scheduled for 1996. PS has advised ACE that the restart plan is focused on improving equipment reliability and operability. PS intends to reduce maintenance and engineering backlogs of work and to strengthen its management processes before it returns the units to service.

              ACE has been advised that PS has developed and is implementing a number of detailed action plans designed to improve performance in 10 key areas: operations, management, engineering, maintenance, outage activities, work controls, organizational self-assessment, corrective action, equipment reliability and training, and that before restarting the units, PS will complete a thorough review of station systems and gain concurrence from the NRC that these action plans have been satisfactorily completed. No assurances can be given as to what actions the NRC might ultimately take. Additionally, restart activities, if expended in the amounts predicted by PS, will amount to approximately $2.9 million.

              Replacement power costs to be incurred by ACE while the units are out of service are expected to be approximately $1 million per month. In addition, ACE currently anticipates that the 1995 aggregate capacity factor of the five nuclear units in which ACE owns a minority interest, will be below the 65% minimum annual standard established by the New Jersey Board of Public Utilities
(BPU) and, as a result, would result in imposition of a performance penalty for 1995. ACE currently estimates such aggregate capacity factor for 1995 will amount to approximately 55.0%, assuming operation of the other three nuclear units, as scheduled, which would result in a penalty to ACE for 1995 of approximately $1.8 million. No assurances can be given as to what action, if any, the BPU might ultimately take. ACE does not presently foresee any shortage in available capacity to satisfy customer demands for energy.

              ACE has also been advised by PS that a previously reported NRC enforcement conference - relating to incorrectly positioned valves at Salem and a number of other apparent violations related to the NRC's quality assurance criteria and inadequate or ineffective corrective actions affecting safety-related equipment and components - has been rescheduled for July 28, 1995. ACE cannot predict what, if any, action the NRC may take with respect to these apparent violations.

              ACE has been further advised that PS has undertaken a number of senior nuclear management changes, including the hiring from outside of PS of a Senior Vice President - Nuclear operations, a Senior Vice President - Nuclear Engineering, a General Manager - Salem Operations, and a Director - Quality Assurance and Nuclear Safety Review, and PS has asserted that it is committed to achieving high standards of safety and operational performance for its nuclear program.

              As a nonoperating minority owner, ACE believes that the safe and expeditious restart of the Salem units is of utmost importance to the customers of ACE and the shareholders of the Company, and ACE continues to actively encourage PS to take whatever steps are necessary and reasonable for PS to effectively and properly respond to concerns expressed by the NRC and to restart the units in a timely manner. The Company has conveyed these concerns directly to the management of PS.

Levelized Energy Clause

              On July 7, 1995 the BPU approved a stipulation among the parties and authorized a provisional increase of $37 million. The new rates became effective for service rendered on or after July 7, 1995. Such provisional rates will remain in effect until a final decision is made by the BPU, which is expected in the third quarter of 1995. The requested increase is due primarily to increased costs associated with purchase of energy and capacity from four independent power producers under contracts approved by the BPU. Included in the provisional rates is a reduction of $10 million under ACE's Southern New Jersey Economic Initiative, which amount is not recovered from customers. Also reflected is $20.6 million of deferred costs, for which ACE will seek recovery in its next LEC proceeding.

                          SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  Atlantic City Electric Company
                                  (Registrant)


Date: July 21, 1995     By: /s/ J. E. Franklin, II
                                     J. E. Franklin, II

                                  Senior Vice President, Secretary
                                  and General Counsel